FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
January 30, 2011	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS ESTIMATE OF SECOND QUARTER RESULTS
IMPACT OF ACQUISITION, NET OF EXPENSES AND TAX, ESTIMATED AT $4.1 MILLION
ANNOUNCES DIVIDEND OF $0.12 PER SHARE

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary results of net income available to common shareholders for the second quarter of fiscal 2011 of $5.4 million, an increase of $4.4 million, or 426.0%, as compared to $1.0 million in net income available to common shareholders earned during the same period of the prior fiscal year.  Second quarter earnings were estimated to be $2.56 per diluted common share, an increase of 412.0%, as compared to $.50 per diluted common share earned during the same period of the prior fiscal year.  For the first six months of fiscal 2011, preliminary results of net income available to common shareholders was reported to be $6.6 million, an increase of $4.5 million, or 215.7%, as compared to $2.1 million in net income available to common shareholders earned during the same period of the prior fiscal year.  Earnings for the first six months of fiscal 2011 were estimated to be $3.11 per diluted common share, an increase of 207.9%, as compared to $1.01 per diluted common share earned during the same period of the prior fiscal year.

Before an effective dividend on preferred shares of $128,000, net income for the second quarter of fiscal 2011 was estimated at $5.6 million, an increase of $4.4 million, or 379.4%, as compared to the same period of the prior fiscal year.  For the first six months of fiscal 2011, before an effective dividend of $256,000 on preferred shares, the Company estimated net income at $6.9 million, an increase of $4.5 million, or 192.4%, as compared to the same period of the prior fiscal year.

On December 17, 2011, the Company’s banking subsidiary, Southern Bank, entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC), pursuant to which Southern Bank acquired certain assets and assumed certain liabilities of First Southern Bank, Batesville, Arkansas (the “Acquisition”).  As a result of the Acquisition, the Company expects to record a bargain purchase gain of $7.0 million ($4.4 million net of tax), partially offset by transaction expenses of $460,000 ($288,000 net of tax) in the second quarter of fiscal 2011.

Excluding the bargain purchase gain and transaction expenses resulting from the Acquisition, it is estimated that the Company would have reported net income of approximately $1.5 million for the second quarter, and $2.8 million for the first six months, of fiscal 2011.  Net income available to common shareholders would have been approximately $1.4 million, or $.64 per diluted common share, for the second quarter of fiscal 2011, absent the impact of the Acquisition.  For the first six months of fiscal 2011, net income available to common shareholders would have been approximately $2.5 million, or $1.19 per diluted common share, absent the impact of the Acquisition.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on January 18, 2011, declared its 67th consecutive quarterly dividend since the inception of the Company.  The $.12 cash dividend will be paid on February 28, 2011, to shareholders of record at the close of business on February 15, 2011.  The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first six months of fiscal 2011, with total assets increasing $136.2 million, or 24.7%, to $688.3 million at December 31, 2010, as compared to $552.1 million at June 30, 2010.  This growth was primarily due to the Acquisition, as a result of which the Company acquired assets, net of cash deployed, reported at a fair value of $108.1 million as of December 31, 2010.  Excluding the Acquisition, asset growth would have been approximately $28.1 million, or 5.1%.

Loans, net of the allowance for loan losses, increased $141.1 million, or 33.7%, to $559.8 million at December 31, 2010, as compared to $418.7 million at June 30, 2010.  The increase primarily reflects the Acquisition, as a result of which the Company acquired loans reported at a fair value of $115.5 million as of December 31, 2010.  Excluding the Acquisition, loan growth would have been approximately $25.7 million, or 6.1%.

Non-performing loans were 0.13% of total loans at December 31, 2010, as compared to 0.08% at June 30, 2010; non-performing assets were 0.31% of total assets at December 31, 2010, compared to 0.37% at June 30, 2010.  Our allowance for loan losses at December 31, 2010, totaled $5.3 million, representing 0.94% of total loans and 708% of non-performing loans, as compared to $4.5 million, or 1.07% of total loans, and 1,358% of non-performing loans, at June 30, 2010.  In addition to our allowance for loan losses, the Company also carried a $4.5 million fair value discount related to $15.6 million face value of impaired loans acquired.

Available-for-sale investments increased $2.2 million, or 3.3%, to $69.2 million at December 31, 2010, as compared to $67.0 million at June 30, 2010.  The Company’s cash and equivalents balances decreased $4.5 million, from $34.5 million at June 30, 2010, to $30.0 million at December 31, 2010.

Total liabilities increased $130.8 million to $637.2 million at December 31, 2010, an increase of 25.8% as compared to $506.4 million at June 30, 2010.  This growth was primarily due to the Acquisition, as a result of which the Company acquired liabilities reported at a fair value of $103.4 million as of December 31, 2010.  Excluding the Acquisition, liability growth would have been approximately $26.9 million, or 5.3%.

Deposits increased $138.1 million, or 32.7%, to $561.0 million at December 31, 2010, as compared to $422.9 million at June 30, 2010.  The increase primarily reflects the Acquisition, as a result of which the Company acquired deposits reported at a fair value of $103.1 million as of December 31, 2010.  Excluding the Acquisition, deposit growth would have been approximately $35.0 million, or 8.3%.  The average loan-to-deposit ratio for the second quarter of fiscal 2011 was 98.3%, as compared to 105.4% for the same period of the prior year.

FHLB advances were $33.5 million at December 31, 2010, as compared to $43.5 million at June 30, 2010; at both dates, FHLB borrowings included no short-term borrowings.  Securities sold under agreements to repurchase totaled $31.8 million at December 31, 2010, as compared to $30.4 million at June 30, 2010.

The Company’s stockholders’ equity increased $5.4 million, or 11.8%, to $51.0 million at December 31, 2010, from $45.6 million at June 30, 2010.  The increase was due primarily to retention of net income, partially offset by cash dividends paid on common and preferred stock and a decline in the market value of the available for sale investment portfolio.

Income Statement Summary:

The Company’s net interest income for the three- and six-month periods ended December 31, 2010, was $4.8 million and $9.3 million, respectively, increases of $719,000, or 17.8%, and $1.2 million, or 14.3%, respectively, as compared to the same periods of the prior fiscal year.  The increases reflected our growth initiatives, which resulted in a 15.2% increase in the average balance of interest-earning assets (and a 13.8% increase in interest-bearing liabilities) in the second quarter of fiscal 2011, compared to the same period a year ago, and a 14.1% increase in the average balance of interest-earning assets (and a 13.0% increase in interest-bearing liabilities) in the first six months of fiscal 2011.  The increase in average earning assets was combined with an improvement in our net interest rate spread in the second quarter of fiscal 2011, to 3.13%, as compared to 3.06% in the same period a year ago.  The increase was primarily due to a shift in funding from higher-cost FHLB advances into lower cost interest-bearing deposits; compared to the same period of the prior year, the average rate on interest-bearing liabilities declined by 36 basis points, while the average rate on interest-earning assets declined by 29 basis points.  For the first six months of fiscal 2011, net interest rate spread was stable at 3.16%, equal to the same period a year ago, as lower loan and investment yields were offset by a lower cost of funds; compared to the same period a year ago, the average rate on both interest-bearing assets and liabilities declined by 35 basis points.

The provision for loan losses for the three- and six-month periods ended December 31, 2010, was $274,000, and $916,000, respectively, as compared to $310,000 and $520,000 in the same periods of the prior fiscal year.  The provision for the current three- and six-month periods represents an annualized charge of 0.24% and 0.41% of average loans outstanding, respectively, as compared to 0.31% and 0.26%, respectively, for the same period of the prior fiscal year.

The Company’s noninterest income for the three- and six-month periods ended December 31, 2010, was $7.9 million and $8.7 million, respectively, as compared to $791,000 and $1.5 million, respectively, for the same periods of the prior fiscal year.  The increase was primarily due to the bargain purchase gain of $7.0 million (pre-tax) recognized as a result of the Acquisition.  Absent the bargain purchase gain, the Company’s noninterest income for the three- and six-month periods ended December 31, 2010, would have been approximately $870,000, and $1.7 million, respectively, increases of $79,000, or 10.0%, and $194,000, or 13.0%, respectively, compared to the same periods of the prior fiscal year.  Those increases were attributable primarily to increased NSF activity and income generated from ATM/POS network transactions.

Noninterest expense for the three- and six-month periods ended December 31, 2010, was $3.8 million and $6.7 million, respectively, increases of $845,000, or 28.8%, and $608,000, or 9.9%, as compared to the same periods of the prior fiscal year.  The increases were attributed primarily to transaction expenses related to the Acquisition, which totaled approximately $460,000.  The efficiency ratio for the three- and six-month periods ended December 31, 2010, was 29.9% and 37.4%, respectively, as compared to 60.7% and 63.6%, respectively, for the same periods of the prior fiscal year.  Outside of income and expenses related to the Acquisition, the Company estimates that the efficiency ratio for the three- and six-month periods ended December 31, 2010, would have been 58.9% and 57.1%, respectively; noninterest expense would have totaled approximately $3.3 million and $6.3 million, respectively, increases of $385,000, or 13.1%, and $148,000, or 2.4%, as compared to the same periods of the prior fiscal year.  The increase for the three-month period would have been attributable to higher compensation expense, charges to amortize the Company’s investments in long-term tax credits, and charges to prepay FHLB advances.  For the six-month period, the smaller percentage increase would have been attributable to higher compensation, partially offset by lower advertising, supplies, and legal expenses, as well as the inclusion in the prior period of charges to write down the carrying value of fixed assets; the first quarter of fiscal 2010 included expenses related to the acquisition and merger of the Southern Bank of Commerce.

The income tax provision for the three- and six-month periods ended December 31, 2010, was $3.0 million and $3.4 million, respectively, increases of $2.6 million, or 601.4%, and $2.8 million, or 454.5%, respectively, as compared to the same periods of the prior fiscal year.  For both the three- and six-month period, the increase was attributed primarily to the bargain purchase gain recognized as a result of the Acquisition.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company’s market area, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgement as of the date of this release.  The Company disclaims however, any intent or obligation to update these forward-looking statements.

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	December 31, 2010	June 30, 2010

Total assets	$688,251,000	$552,084,000
Available-for-sale securities	69,196,000	66,965,000
Loans, net	559,817,000	418,683,000
Allowance for losses on loans	5,300,000	4,509,000
Non-performing assets	2,127,000	2,048,000
Deposits	560,993,000	422,893,000
FHLB advances	33,500,000	43,500,000
Securities sold under repurchase agreements	31,814,000	30,369,000
Subordinated debt	7,217,000	7,217,000
Stockholders' equity	51,015,000	45,649,000

Equity to assets ratio	7.41%	8.27%
Allowance as a percentage of gross loans	0.94%	1.07%
Non-performing loans as a percentage of gross loans	0.13%	0.08%

Per common share:
Closing market price	$17.25	$15.01
Tangible book value per common share	18.95	16.62

	Three Months Ending December 31,		Six Months Ending December 31,
Selected Operating Data:	2010	2009	2010	2009

Net interest income	$4,764,000	$4,045,000	$9,278,000	$8,116,000
Provision for loan losses	274,000	310,000	916,000	520,000
Non-interest income	7,867,000	791,000	8,687,000	1,495,000
Non-interest expense	3,779,000	2,935,000	6,725,000	6,117,000
Income taxes	3,002,000	428,000	3,445,000	621,000
Net income	5,576,000	1,163,000	6,879,000	2,353,000
Effective dividend on preferred shares	128,000	127,000	256,000	255,000
Net income available to common shareholders	$5,448,000	$1,036,000	$6,623,000	$2,098,000

Per common share:
Basic net income available to common shareholders	$2.61	$.50	$3.18	$1.01
Diluted net income available to common shareholders	$2.56	$.50	$3.11	$1.01
Cash dividends	$.12	$.12	$.24	$.24

Average common shares outstanding	2,084,000	2,083,000	2,084,000	2,083,000
Average diluted common shares outstanding	2,126,000	2,086,000	2,126,000	2,086,000

Profitability Ratios:
Return on average assets	3.75%	.89%	2.39%	.92%
Return on average common equity	58.1%	12.0%	35.6%	12.4%

Net interest margin	3.34%	3.27%	3.38%	3.38%
Net interest spread	3.13%	3.06%	3.16%	3.16%

Efficiency Ratio	29.9%	60.7%	37.4%	63.6%